Exhibit 99.1

Contacts:

Hybridon, Inc.	MacDougall Biomedical Communications
617-679-5500, x5517	508-647-0209 x12
Robert G. Andersen	Douglas MacDougall
E-mail: randersen@hybridon.com	Email: doug@macbiocom.com

Hybridon Announces $5 Million Private Financing

Cambridge, Mass., May 20, 2005 – Hybridon, Inc. (AMEX:HBY) announced today that it has entered into definitive agreements with investors in connection with a private financing of $5 million principal amount of 4% convertible subordinated notes due 2008. The notes will be convertible into shares of Hybridon common stock at an initial conversion rate of $0.89 per share, representing a premium of 50% over the volume-weighted average price of Hybridon common stock over the preceding 10-day period.

The Company expects to use the proceeds of the financing to fund its Toll-like Receptor 9 (TLR9) drug development activities, including its on-going Phase 2 trial of IMOxine® in renal cell carcinoma and a new Phase 1/2 clinical trial of IMOxine in combination with chemotherapy in non-small cell lung cancer.

The securities offered by the Company in this private financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Hybridon

Hybridon, Inc. is developing novel therapeutics based on synthetic nucleic acid chemistry for the treatment of cancer, asthma/allergies, and infectious diseases. Hybridon’s proprietary Immune Modulatory Oligonucleotide (IMO™) drug candidates are designed to modulate immune responses through Toll-like receptors, the body’s first line of defense against disease. The Company’s nucleic acid chemistry expertise has also generated a portfolio of partnered products and intellectual property, creating the potential for long-term value for Hybridon. For more information please visit our website at www.hybridon.com.

This press release contains forward-looking statements concerning Hybridon that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Hybridon’s actual results to differ materially from those indicated by such forward-looking statements, including risks as to whether results obtained in preclinical studies or early clinical trials will be indicative of results obtained in future preclinical studies or clinical trials, or warrant further clinical trials and product development; whether products based on Hybridon’s technology will advance through the clinical trial process and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if such products receive approval, they will be successfully distributed and marketed; whether the patents and patent applications owned or licensed by Hybridon will protect the Company’s technology and prevent others from infringing it; whether Hybridon’s cash resources will be sufficient to fund product development; and such other important factors as are set forth under the caption “Risk Factors” in Hybridon’s Quarterly Report on Form 10-Q filed on May 10, 2005, which important factors are incorporated herein by reference. Hybridon disclaims any intention or obligation to update any forward-looking statements.

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